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                                                                 EXHIBIT 4.2(a)



                            AMENDMENT TO THAT CERTAIN

                             WARRANT PLAN ADOPTED BY

                             THE BOARD OF DIRECTORS

                        OF COASTAL COMMUNITY GROUP, INC.

                               ON DECEMBER 9, 1998

         The Board of Directors of COASTAL COMMUNITY GROUP, INC. ("Company") has determined that it is in the best interests of the Company to amend Article 1 of that certain Warrant Plan adopted by the Board of Directors of the Company on December 9, 1998 ("Warrant Plan") in order to accomplish the following:

         (1) Remove the name of Evaldo F. Dupuy from Article 1 of the Warrant Plan since his guarantee of the third party loan has been canceled and he will not be granted Organizer's Warrants; and

         (2) Specify that Jerome J. Bushman has been granted 100,000 Organizer Warrants and that Hans C. Mueller has been granted 50,000 Organizer Warrants.

         Therefore, the Board of Directors, in order to provide for the above, has adopted this Amendment to the Warrant Plan ("Amendment") on the date set forth herein.

Article 1 of the Warrant Plan is amended by deletion of the entirety of the existing Article 1 and replacement in its entirety, by the following Article I as follows:

                                    ARTICLE I
                               PURPOSE OF THE PLAN

         The Board of Directors of COASTAL COMMUNITY GROUP, INC. ("Company") has determined that it is in the best interests of the Company to issue Warrants to purchase the Company's Common Stock in connection with the Company's initial public offering of Common Stock. The Company proposes to issue 1,000,000 shares of Common Stock and 150,000 Warrants to purchase Common Stock. Each Warrant will entitle the holder thereof to purchase one share of Common Stock. Therefore the Board of Directors, in order to provide for the above, has adopted this Warrant Plan ("Plan") on the date set forth herein.

         The Company's Board of Directors and its initial stockholders have adopted this Plan to compensate its organizer for their efforts in establishing the strategic plan for Coastal Community Bank (the "Bank") and in causing the initial funding of the organization of the



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Company and the Bank. Hans C. Mueller and Jerome J. Bushman, have been granted
Organizer's Warrants as recognition for their efforts to establish a strategic plan for the formation of the Bank and for their funding of the initial organizational expenses for the Bank and the Company. Mr. Bushman caused the funds to be lent to the Company and has guaranteed the third party loans in the amount of $300,000 and $350,000 which allowed an organizational expense fund to be created, and Mr. Mueller created the strategic plan and arranged for the location of the proposed Bank. Therefore, for theirs efforts, Mr. Bushman has been granted 100,000 Organizer's Warrants and Mr. Mueller has been granted 50,000 Organizer's Warrants.

         Adopted by the Board of Directors of Costal COMMUNITY GROUP, Inc. on the 15th day of June, 1999.



PRESIDENT:                               ATTEST:



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